Exhibit 10.4

DREAMWORKS ANIMATION SKG, INC.

1000 FLOWER STREET

GLENDALE, CA 91201

July 24, 2008

Lew Coleman

c/o Munger, Tolles & Olsen LLP

355 South Grand Avenue

35th Floor

Los Angeles, CA 90071

Attn: Bob Johnson

Dear Lew:

Reference is made to that certain executed Employment Agreement, dated as of October 25, 2007, between DreamWorks Animation SKG, Inc., a Delaware corporation (“Studio” or “Employer”), and you (the “Prior Agreement”) whereby Studio agreed to employ you and you agreed to accept such employment until December 31, 2008, upon the terms and conditions set forth therein. Studio now wishes to continue your employment beyond December 31, 2008, and you wish to remain employed by Studio beyond such date, in each case, pursuant to the terms and conditions set forth below. Therefore, the parties now hereby agree to amend and restate the Prior Agreement in its entirety as set forth in this agreement (the “Agreement”), effective as of the date shown above:

1. Term. The term of your employment commenced on December 5, 2005 (the “Commencement Date”) and shall continue through December 31, 2011. This period shall hereinafter be referred to as the “Employment Term”.

2. Duties/Responsibilities/Reporting.

a. General. Your title shall be “President” of Studio. You shall have such duties and responsibilities as are consistent with the traditional position of President of publicly traded major entertainment and media corporations. In addition, you are currently serving as the Chief Financial Officer of Studio.

b. Services. During the Employment Term you shall render your exclusive full time business services to Studio and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the Chief Executive Officer (“CEO”) of Studio, all as hereinafter set forth.

c. Reporting. You shall report only to Jeffrey Katzenberg (“Katzenberg”); provided that if Katzenberg is not actively involved in the business of Studio or otherwise incapable of involvement in the day-to-day business of Studio, including by reason of death or disability, then you shall report to the individual (who will be Katzenberg’s successor)

designated by the Board of Directors of Studio to assume such duties. All other employees (other than the CEO and the Chairman) of Studio and such affiliates and subsidiaries as may hereafter be established shall report solely and directly to you or to you through such other personnel as you may designate.

3. Exclusivity. You shall not during the Employment Term perform services for any person, firm or corporation (hereinafter referred to collectively as a “person”) without the prior written consent of Studio and will not engage in any activity which would interfere with the performance of your services hereunder, or become financially interested in any other person engaged in the production, distribution or exhibition of motion pictures or television programs (including, without limitation, motion pictures produced for, distributed to or exhibited on free, cable, pay, satellite and/or subscription television, music and/or interactive), anywhere in the world. Nothing contained herein shall prevent you from (i) owning publicly traded minority stock interests not to exceed five percent (5%), limited partnership interests or other passive investment interests in businesses performing any of the aforesaid activities or (ii) serving on the Board of Directors of the companies listed on Exhibit A attached hereto.

4. Compensation.

a. Base Salary. For all services rendered under this Agreement, Studio will pay you a yearly base salary at a rate of One Million Two Hundred Sixty-two Thousand Dollars ($1,262,000) for each full year of the Employment Term, payable in accordance with Studio’s applicable payroll practices (“Base Salary”).

b. Equity-Based Compensation.

(i) Upon the Commencement Date, you received, pursuant to the 2004 Omnibus Incentive Compensation Plan, stock appreciation rights with respect to Studio’s Class A common stock (“SARs”) having a grant-date value of $687,500 and restricted shares of Studio’s Class A common stock (“Restricted Stock”) having a grant date value of $2,062,500 (the “Initial Grants”).

(ii) While you remain employed hereunder, commencing at the end of 2006, in lieu of receiving a larger base salary than the amount set forth in Paragraph 4.a. of this Agreement, you will be entitled to receive annual equity awards of SARs and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee of the Board of Directors of Studio (the “Compensation Committee”) may determine) having an aggregate grant-date value of $500,000. For the avoidance of doubt, the initial grant of such annual awards shall be guaranteed and not subject to further approval by the Compensation Committee, but the vesting of such SARs and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine) shall be subject to vesting conditions.

(iii) You will also be eligible, while you remain employed hereunder, commencing at the end of the year 2006 (the amount of the award for 2006 was determined in the first quarter of 2007), subject to annual approval by the Compensation Committee, to receive annual awards of SARs and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine). It is Studio’s present expectation that such annual awards will have an aggregate grant-date value targeted at $1,000,000. In the event that such awards consist of SARs and Restricted Stock, they shall be divided, as determined by the Compensation Committee, between SARs and Restricted Stock. These annual awards shall be in lieu of annual cash bonuses in the event the Compensation Committee does not pay cash bonuses to Studio’s most senior executives; provided that if the Compensation Committee does elect to pay such cash bonuses in addition to such annual awards, such awards shall also be in addition to any cash bonuses granted by the Compensation Committee.

(iv) In addition, you will be eligible, while you remain employed hereunder, commencing at the end of 2006, subject to annual approval by the Compensation Committee, to receive annual equity incentive awards of SARs and Restricted Stock (or such other form of equity-based compensation as the Compensation Committee may determine). It is Studio’s present expectation that such annual awards will have an annual aggregate grant-date value targeted at $2,750,000. In the event that such awards consist of SARs and Restricted Stock, they shall be divided, as determined by the Compensation Committee, between SARs and Restricted Stock.

(v) All SARs and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair value method) as determined by the Compensation Committee from time to time, (y) (a) for the grants under Paragraph 4.b(ii) and (iii) become vested, exercisable (if applicable) and nonforteitable twenty-five percent (25%) per year for a period of four (4) years and (b) for the grants under Paragraph 4.b(iv) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed four (4) years from the date of any grant in a manner determined by the Compensation Committee, and will be contingent on both the continuing performance of services to Studio (subject to Paragraphs 4.b(vi), 4.b(vii), 4.b(viii), 9, 10, 11, 12, 13 and 25) and the achievement of performance goals as established by the Compensation Committee from time to time, and (z) otherwise be subject to such terms and conditions as may be set forth in the applicable equity compensation plan of Studio (each such plan, a “Plan”) or determined by the Compensation Committee from time to time.

(vi) Following the expiration of the Employment Term, but only if your employment hereunder has not been terminated earlier, you will not be required to perform any additional services to Studio in order for all of the equity-based compensation awards granted to you during the Employment Term to become fully vested, exercisable (if applicable) and nonforfeitable. For purposes of this Agreement, an award will be deemed to have vested when it is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)). With respect to awards that are subject to time-based vesting criteria, the full amount of such awards will vest on December 31, 2011. With respect to equity-based compensation awards that are subject to performance-based vesting criteria, such awards will continue to remain subject to the achievement of performance goals, as provided pursuant to the Plan and the agreements evidencing such awards and to such other terms and conditions as may be determined by the Compensation Committee at the time of the grant, provided that, in the event that a change of control (as defined in Paragraph 25) occurs prior to the end of the applicable performance period, unless provision is made in connection with such change of control for assumption of such awards or substitution for such awards in the manner described in Paragraph 25.a, such awards shall be treated in accordance with the proviso of Paragraph 25.a. Subject to the foregoing, all SARs and any similar equity-based awards will remain exercisable for the balance of the term of the grant. In the case of restricted stock units that are subject to time-based vesting criteria, such awards will be settled within thirty (30) days following December 31, 2011. In the case of restricted stock units that are subject to performance-based vesting criteria, except as otherwise provided in Paragraph 25, such awards will be settled on the seventieth (70th) day after the date that such awards become vested.

(vii) Notwithstanding any provision in this Agreement to the contrary, upon a change of control (as defined in Paragraph 25) or upon termination of your employment as a result of death or incapacity (as defined in Paragraph 9.a), by Studio without cause (as defined in Paragraph 11) or by you for good reason (as defined in Paragraph 13), any equity compensation awards that would have become vested on December 31, 2008 pursuant to Paragraph 4.b(vi) of the Prior Agreement (such awards, the “Prior Agreement Awards”) shall become vested to the same extent that they would have vested on December 31, 2008 pursuant to the Prior Agreement. Furthermore, in the event that in connection with the extension or renewal of the employment agreement between Studio and any executive officer who is entitled to automatic accelerated vesting of equity compensation awards upon expiration of the term of such executive officer’s employment agreement, such executive officer becomes entitled to vesting of the equity compensation awards that would have vested upon expiration of his or her prior employment agreement on terms that are more favorable than those applicable to the Prior Agreement Awards, then you shall be entitled to vesting of the Prior Agreement Awards on terms that are as favorable as those applicable to such executive officer’s awards that are subject to vesting pursuant to his or her prior employment agreement.

(viii) In order to avoid taxes and penalties under Section 409A of the Code and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), provided that you remain employed by Studio until December 31, 2008, all then outstanding restricted stock units that are subject to time-based vesting criteria and were granted to you either (A) prior to the date of this Agreement or (B) on or following the date of this Agreement pursuant to the obligations set forth in Paragraph 4.b(ii), (iii) or (iv) of the Prior Agreement (such restricted stock units, the “Prior Agreement RSUs”) shall, in accordance with Paragraph 4.b(vi) of the Prior Agreement, be settled within thirty (30) days following December 31, 2008; provided, however, that Studio shall withhold from the shares of Studio’s Class A common stock (“Shares”) to be delivered in settlement thereof a number of Shares sufficient to satisfy applicable tax withholding obligations and shall permit you to sell a number of additional Shares sufficient to pay any other marginal income taxes with respect thereto, and all other Shares delivered to you shall be nontransferable until the earliest of (1) December 31, 2011, (2) the originally scheduled vesting date of the applicable restricted stock units, (3) the 30th day following the date of your death and (4) the date that the vesting of such restricted stock units otherwise would have accelerated in accordance with this Agreement (including, without limitation, pursuant to Paragraph 4.b(vii)).

5. Benefits. In addition to the foregoing, during the period of your employment with Studio hereunder, you shall be entitled to participate in such other, medical, dental and life insurance, 401(k), pension and other benefit plans as Studio may have or establish from time to time for its most senior executives. During the Employment Term, unless earlier terminated as set forth below, you shall be entitled to utilize the Studio corporate jet for business-related air travel (subject to Studio policy), you shall be entitled to coverage in accordance with Studio’s standard leave of absence policy and you shall be entitled to vacation days and/or personal days to be taken subject to the demands of Studio (as determined by Studio) and consistent with the amount of days taken by other senior level executives; provided, however, no vacation time will be accrued during the Employment Term. The foregoing, however, shall not be construed to require Studio to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.

6. Business Expenses. Studio shall reimburse you for business expenses on a regular basis in accordance with its policy regarding the reimbursement of such expenses for executives of like stature to you (including travel, at Studio’s request, which, in accordance with company policy, is currently first class, a car and/or cellular phone and including the reimbursement or direct payment of business phone expenses on a regular basis in accordance with Studio’s policy regarding the reimbursement or payment of such expenses for executives of like stature to you). Expenses shall be eligible for reimbursement hereunder to the extent that they are incurred by you during the period of your employment with Studio pursuant to this Agreement. All reimbursable expenses shall be reimbursed to you as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

7. Indemnification. You shall be fully indemnified and held harmless by Studio to the fullest extent permitted by law from any claim, liability, loss, cost or expense of any nature (including attorney’s fees of counsel selected by you, judgments, fines, any amounts paid or to be paid in any settlement, and all costs of any nature) incurred by you (all such indemnification to be on an “after-tax” or “gross-up” basis) which arises, directly or indirectly, in whole or in part out of any alleged or actual conduct, action or inaction on your part in or in connection with or related in any manner to your status as an employee, agent, officer, corporate director, member, manager, shareholder, partner of, or your provision of services to, Studio or any of its affiliated entities or any entities to which you are providing services on behalf of Studio or which may be doing business with Studio. To the maximum extent allowed by law, all amounts to be indemnified hereunder including reasonable attorneys’ fees shall be promptly advanced by Studio until such time, if ever, as it is determined by final decision pursuant to Paragraph 24 below that you are not entitled to indemnification hereunder (whereupon you shall reimburse Studio for all sums theretofore advanced). Any tax gross-up payments that you become entitled to receive pursuant to this Paragraph 7 will be paid to you (or to the applicable taxing authority on your behalf) as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which you remit the related taxes.

8. Covenants.

a. Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for any benefit of any third party, any trade secret or other confidential information of Studio or any of its affiliates (except as may required by law or in the performance of your duties hereunder consistent with Studio’s policies) and that you will comply with any confidentiality obligations of Studio known by you to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which you reasonably believe is entitled to disclose it to you.

b. Studio Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment and any works in progress, shall be works-made-for-hire and Studio shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Studio determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work for hire and/or there are any rights which do not accrue to Studio under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed by Studio, and Studio shall have the right to use the same in perpetuity throughout the universe in any manner Studio may deem useful or desirable to establish or document Studio’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph 8.b is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Studio of any rights of ownership to which Studio may be entitled by operation of law by virtue of Studio or any of its affiliates being your employer.

c. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Studio or any of its affiliates shall remain the exclusive property of Studio. In the event of the termination of your employment for any reason, and subject to any other provisions hereof, Studio reserves the right, subject to Paragraph 27.b, to the extent required by law, and in addition to any other remedy Studio may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any specifically determined debt you owe to Studio or any of its affiliates at the time of or subsequent to the termination of your employment with Studio, and (ii) the value of Studio property which you retain in your possession after the termination of your employment with Studio following Studio’s written request for such item(s) return and your failure to return such items within thirty (30) days of receiving such notice. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

d. Promise Not To Solicit. You will not, during the period of the Employment Term or for the period ending one (1) year after the earlier of expiration of the Employment Term or your termination hereunder, induce or attempt to induce any employees, exclusive consultants, exclusive contractors or exclusive representatives of Studio (or those of any of its affiliates) to stop working for, contracting with or representing Studio or any of its affiliates or to work for, contract with or represent any of Studio’s (or its affiliates’) competitors.

9. Incapacity.

a. In the event you are unable to perform the services required of you hereunder as a result of a physical or mental disability and such disability shall continue for a period of ninety (90) or more consecutive days or an aggregate of four (4) or more months during any twelve (12) month period during the Employment Term, Studio shall have the right, at its option and subject to applicable state and federal law, to terminate your employment hereunder, and Studio shall only be obligated to pay you (a) for a period commencing on the termination of your employment by Studio and ending on the earlier of the expiration of the Employment Term and the second anniversary of the termination of your employment, payments at a rate equal to 50% of your rate of Base Salary, and, except as otherwise provided in this Paragraph 9.a, such payments will be payable in accordance with Studio’s regular payroll practices applicable to similarly situated active employees, and (b) any additional compensation (including, without limitation, any grants of equity-based compensation made to you on or prior to the date of termination (it being understood you will not be entitled to receive any grants of equity-based compensation thereafter) as determined pursuant to Paragraph 9.b, and expense reimbursement for expenses incurred prior to your termination) earned by you prior to the termination of your employment. Notwithstanding the foregoing sentence, you further will be entitled to continuation of medical, dental, life insurance, financial counseling and other benefits (the “Continued Benefits”) for a period of twelve (12) months after termination of your employment pursuant to this paragraph (but not to exceed the end of the then current Employment Term). Except as specifically permitted by Section 409A, the Continued Benefits provided to you during any calendar year will not affect the Continued Benefits to be provided to you in any other calendar year. Whenever compensation is payable to you hereunder, during or with respect to a time when you are partially or totally disabled and such disability (except for the provisions hereof) would entitle you to disability income or to salary continuation payments from Studio according to the terms of any plan now or hereafter provided by Studio or according to any policy of Studio in effect at the time of such disability, the compensation payable to you hereunder shall be offset on a dollar-for-dollar basis by any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to you by an insurance company under an insurance policy paid for by Studio, the compensation payable to you hereunder shall be reduced on a dollar-for-dollar basis by the amounts paid to you by said insurance company and shall not be in addition thereto.

b. Unless otherwise specified in the Plan or in the agreement evidencing the grant, in each case as of the date of the grant, after termination of employment pursuant to Paragraph 9.a, your grants of equity-based compensation will be determined as follows. With respect to grants having performance-based vesting criteria, the amount of such award that is eligible to vest will be determined after the end of the performance period specified in the grant, or satisfaction of such other criteria pursuant to the Plan, subject to the applicable performance or other criteria, as if you had continued to remain employed with Studio throughout such performance period. With respect to grants having time-based vesting criteria, the full amount of such award will be eligible to vest. Vesting will be determined promptly following termination of employment. A ratable portion of the amount of each award that is eligible to vest will become vested by multiplying such amount by a fraction, the numerator of which is the sum of (i) your actual period of service in months through the date of termination plus (ii) the lesser of (A) twelve (12) months or (B) 50% of the remaining Employment Term in months determined as of the date of termination (but in no event will the numerator exceed the denominator), and the denominator of which is the total performance period in months (for grants having performance-based vesting criteria) or the total vesting period in months (for grants having time-based vesting criteria) specified in the grant. To avoid any double-counting, any part of any equity-based compensation award that has vested in accordance with the terms of the applicable award agreement shall be credited against any part of such award that you shall be entitled to receive or exercise pursuant to the determination set forth in the preceding sentence. The balance of such awards will be forfeited. Subject to this Paragraph 9.b and to the other terms and conditions of the grants, all SARs and any similar equity-based awards will remain exercisable for the remaining term of the grant. In the case of restricted stock units that are subject to performance-based vesting criteria, except as otherwise set forth in Paragraph 25, such awards will be settled on the seventieth (70th) day after the date that such awards become vested. In the case of restricted stock units that are subject to time-based vesting criteria, such awards will be settled within thirty (30) days following your termination of employment.

10. Death. If you die prior to the end of the Employment Term, this Agreement shall be terminated as of the date of death and your beneficiary or estate shall be entitled to receive (a) your Base Salary accrued up to and including the date of death and for the period commencing on such date and ending twelve (12) months thereafter, but in no event less than one (1) year thereafter, continued Base Salary payable in accordance with Studio’s regular payroll practices applicable to similarly situated active employees, (b) equity-based compensation to be determined in the same manner and at the same time as provided in

Paragraph 9.b, under and in accordance with any stock plan of Studio, and (c) all other benefits pro-rated up to the date on which the death occurs.

11. Termination for Cause. Studio shall have the right to terminate this Agreement at any time for cause. As used herein, the term “cause” shall mean (i) misappropriation of any material funds or property of Studio or any of its related companies; (ii) failure to obey reasonable and material orders given by the Chief Executive Officer of Studio or by the Board of Directors of Studio; (iii) any material breach of this Agreement by you; (iv) conviction of or entry of a plea of guilty or nolo contendre to a felony or a crime involving moral turpitude; (v) any willful act, or failure to act, by you in bad faith to the material detriment of Studio; or (vi) material non-compliance with established Studio policies and guidelines (after which you have been informed in writing of such policies and guidelines and you have failed to cure such non-compliance); provided that in each such case (other than (i) or (iv) or a willful failure in (ii) or repeated breaches, failures or acts of the same type or nature) prompt written notice of such cause is given to you by specifying in reasonable detail the facts giving rise thereto and that continuation thereof will result in termination of employment, and such cause is not cured within ten (10) business days after receipt by you of the first such notice. If you are terminated as set forth in this Paragraph 11, then payment of the specified Base Salary and any additional noncontingent cash compensation (including, without limitation, any equity-based compensation which has vested and expense reimbursement for expenses incurred prior to your termination) theretofore earned by you shall be payment in full of all compensation payable hereunder. If Studio terminated you hereunder, then you shall immediately reimburse Studio for all paid but unearned sums.

12. Involuntary Termination. Studio may terminate your employment other than for cause or on account of incapacity, in which case you will receive any amounts that would be payable pursuant to Paragraph 11 and will also receive, for a period equal to the Continuation Period (as defined below), (i) continued Base Salary (provided that your yearly rate of Base Salary shall be deemed to have been increased by $500,000 to reflect that you will not receive any future grants pursuant to Paragraph 4.b(ii) following termination of your employment) payable in accordance with Studio’s regular payroll practices applicable to similarly situated active employees, and (ii) Continued Benefits. In the event that any cash bonuses have been paid to you with respect to any of the three fiscal years that ended prior to the date of termination of your employment (such period, the “Bonus Look Back Period”), or in the event that you have received a grant of equity-based awards in lieu of payment of a cash bonus with respect to any fiscal year during the Bonus Look Back Period, you shall also be entitled to receive, with respect to each complete or partial calendar year that ends on or prior to the expiration of the Continuation Period with respect to which, as of the date of termination of your employment, Studio has not yet paid annual bonuses (if any) under its short term incentive plan to similarly situated active employees (each such year, a “Bonus Entitlement Year”), an annual cash payment (such payment, a “Bonus Equivalent Payment”) in an amount equal to the average of the sum of (i) the annual cash bonuses that have been paid (whether or not deferred) to you, if any, during the Bonus Look Back Period, plus (ii) the aggregate grant-date value (which value shall be determined using the same methodology employed by the Compensation Committee for determining the value of the relevant award at the time of grant) of each equity-based award, if any, that was granted to you in lieu of all or a portion of a cash bonus during the Bonus Look Back Period. In the event that you become entitled to a Bonus Equivalent Payment in accordance with the preceding sentence, such Bonus Equivalent Payment will be made to you no earlier than January 1 and no later than December 31 of the calendar year following the Bonus Entitlement Year to which such Bonus Equivalent Payment relates, and the Bonus Equivalent Payment relating to the calendar year for the last year of the Continuation Period shall be pro-rated based on the number of days prior to the expiration of the Continuation Period during such calendar year. For purposes of this Paragraph 12, the term “Continuation Period” shall be defined as follows: (A) in the event that your employment is terminated by Studio other than for cause or incapacity, unless such termination is during the 12-month period following a Change of Control (as defined in Paragraph 25), then “Continuation Period” shall mean the period commencing on the date of such termination and ending on the expiration of the Employment Term and (B) in the event that your employment is terminated by Studio other than for cause or incapacity during the 12-month period following a Change of Control, then “Continuation Period” shall mean the period commencing on the termination of your employment and ending on the later of the expiration of the Employment Term and the second anniversary of the termination of your employment. In the event of termination of your employment without cause pursuant to this Paragraph 12, all the equity-based compensation specified in Paragraph 4.b hereof held by you shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and will, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant. All outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than thirty (30) days following your termination of employment. In addition, in the event that your employment is terminated without cause following the date of this Agreement and prior to the date on which Studio makes a 2008 equity compensation grant to you, in accordance with Paragraph 12 of the Prior Agreement, you shall be entitled to receive one additional equity grant of each of the following: (i) in lieu of receiving a cash bonus (if no cash bonuses have been paid) pursuant to paragraph 4.b(iii) based on the target bonus; and (ii) long term equity incentive award pursuant to Paragraph 4.b(iv). If your services are terminated pursuant to this paragraph, you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder. You agree that you will have no rights or remedies in the event of your termination without cause other than those set forth in the Agreement to the maximum extent required by law.

13. Termination for Good Reason. You shall be entitled to terminate this Agreement at any time for “good reason.” As used herein, the term “good reason” shall mean only: (i) any material breach of this Agreement by Studio, (ii) any diminution in title; (iii) any time that Studio shall direct or require that you report to any person other than the Chief Executive Officer; (iv) if you do not remain a member of the Board of Directors by reason of Board action or inaction (rather than negative shareholder vote); or (v) any time that Studio shall direct or require that your principal place of business be anywhere other than the Los Angeles area; provided, however, that the removal of your title as Chief Financial Officer of Studio shall not, by itself, constitute “good reason” for purposes of the foregoing clauses (i) and (ii). Notwithstanding anything to the contrary contained herein, you will not be entitled to terminate your employment for good reason for purposes of this Agreement as the result of any event specified in the foregoing clauses (i) through (v) unless, within ninety (90) days following the occurrence of such event, you give Studio written notice of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. Studio shall have thirty (30) days from the receipt of such notice within which to cure (such period, the “Cure Period”). If, during the Cure Period, such event is remedied, then you will not be permitted to terminate your employment for good reason as a result of such event. If, at the end of the Cure Period, the event that constitutes good reason has not been remedied, you will be entitled to terminate your employment for good reason during the sixty (60) day period that follows the end of the Cure Period. If you do not terminate your employment during such sixty (60) day period, you will not be permitted to terminate your employment for good reason as a result of such event. In the event of your voluntary termination for good reason, you shall be entitled to the payments, benefits (including the post-term continuation of the applicable benefits) and equity-based compensation provided under Paragraph 12 for involuntary termination without cause. If your services are terminated pursuant to this paragraph, you shall not be obligated to secure other employment to mitigate damages incurred by Studio or any payment due you as a result of your termination hereunder. You agree that you will have no rights or remedies in the event of your termination for good reason other than those set forth in the Agreement to the maximum extent allowed by law.

14. Name/Likeness. During the Employment Term, Studio shall have the right to use your name, biography and likeness in connection with its business as follows: You shall promptly submit to Studio a biography of yourself. Provided that you timely submit such biography, Studio shall not use any other biographical information other than contained in such biography so furnished, other than references to your prior professional services and your services hereunder, without your prior approval (which approval shall not be unreasonably withheld). If you fail to promptly submit a biography, then you shall not have the right to approve any biographical material used by Studio. You shall have the right to approve any likeness of you used by Studio. Nothing herein contained shall be construed to authorize the use of your name, biography or likeness to endorse any product or service or to use the same for similar commercial purposes.

15. Section 317 and 508 of the Federal Communications Act. You represent that you have not accepted or given, nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Studio for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Studio and/or any of its affiliates.

16. Equal Opportunity Employer. You acknowledge that Studio is an equal opportunity employer. You agree that you will comply with Studio policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination or harassment.

17. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of Studio, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, Los Angeles, CA 90071-1560, Fax: (213) 683-5137, Attn: Rob Knauss. Any notice given by mail shall be deemed to have been given three (3) business days following such mailing.

18. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you (other than the right to receive payments which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void. Studio may assign this Agreement or all or any part of its rights hereunder to any entity which acquires all or substantially all of the assets of Studio and this Agreement shall inure to the benefit of such assignee, provided your duties do not materially change.

19. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

20. No Implied Contract. The parties intend to be bound only upon execution of this Agreement and no negotiation, exchange or draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment or any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

21. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

22. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, you and Studio shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 hereof determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

23. Survival Modification of Terms. Your obligations under Paragraph 8 hereof shall remain in full force and effect for the entire period provided therein,

notwithstanding the termination of the Employment Term pursuant to Paragraph 11 hereof or otherwise. Studio’s obligations under Paragraphs 6 (with respect to expenses theretofore incurred) and 7 hereof shall survive indefinitely the termination of this Agreement regardless of the reason for such termination. Further, Paragraphs 4.b(vi), 9, 10, 12 and 13 will continue to govern your entitlement, if any, to benefits and equity based compensation after the termination of the Employment Term, and Paragraph 24 will continue to govern any Claims (as defined below) by one party against the other.

24. Arbitration of Disputes. Any controversy or claim by you against Studio or any of its parent companies, subsidiaries, affiliates (and/or officers, directors, employees, representatives or agents of Studio and such parent companies, subsidiaries and/or affiliates), including any controversy or claim arising from, out of or relating to this Agreement, the breach thereof, or the employment or termination thereof of you by Studio which would give rise to a claim under federal, state or local law (including, but not limited to, claims based in tort or contract, claims for discrimination under state or federal law, and/or claims for violation of any federal, state or local law, statute or regulation), or any claim against you by Studio (individually and/or collectively, “Claim(s)”) shall be submitted to an impartial mediator (“Mediator”) selected jointly by the parties. Both parties shall attend a mediation conference in Los Angeles County, California and attempt to resolve any and all Claims. If the parties are not able to resolve all Claims, then upon written demand for arbitration to the other party, which demand shall be made within a reasonable time after the Claim has arisen, any unresolved Claims shall be determined by final and binding arbitration in Los Angeles, California, in accordance with the Model Employment Procedures of the American Arbitration Association (collectively, “Rules”) by a neutral arbitrator experienced in employment law, licensed to practice law in California, in accordance with the Rules, except as herein specified. In no event shall the demand for arbitration be made after the date when the institution of legal and/or equitable proceedings based upon such Claim would be barred by the applicable statute of limitations. Each party to the arbitration will be entitled to be represented by counsel and will have the opportunity to take depositions in Los Angeles, California of any opposing party or witnesses selected by such party and/or request production of documents by the opposing party before the arbitration hearing. By mutual agreement of the parties, additional depositions may be taken at other locations. In addition, upon a party’s showing of need for additional discovery, the arbitrator shall have discretion to order such additional discovery. You acknowledge and agree that you are familiar with and fully understand the need for preserving the confidentiality of Studio’s agreements with third parties and compensation of Studio’s employees. Accordingly, you hereby agree that to the extent the arbitrator determines that documents, correspondence or other writings (or portions thereof) whether internal or from any third party, relating in any way to your agreements with third parties and/or compensation of other employees are necessary to the determination of any Claim, you and/or your representatives may discover and examine such documents, correspondence or other writings only after execution of an appropriate confidentiality agreement. Each party shall have the right to subpoena witnesses and documents for the arbitration hearing. A court reporter shall record all arbitration proceedings. With respect to any Claim brought to arbitration hereunder, either party may be entitled to recover whatever damages would otherwise be available to that party in any legal proceeding based upon the federal and/or state law applicable to the matter. The arbitrator shall issue a written decision setting forth the award and the findings and/or conclusions upon which such award is based. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either Studio or you. Notwithstanding the foregoing, the result of any such arbitration shall be binding but shall not be made public (including by filing a petition to confirm the arbitration award), unless necessary to confirm such arbitration award after non-payment of the award for a period of at least fifteen (15) days after notice to Studio of the arbitrator’s decision. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses, and all other expenses connected with presenting their Claims or defense(s). Other costs of arbitration shall be borne by Studio. Except as set forth below, should you or Studio pursue any Claim covered by this Paragraph 24 by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses, and reasonable outside attorneys’ fees incurred as a result of such action. The provisions contained in this Paragraph 24 shall survive the termination of your employment with Studio. Notwithstanding anything set forth above, you agree that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Paragraphs 3 and 8, above) may result in irreparable injury to Studio, and therefore, in addition to the procedures set forth above, Studio may be entitled to file suit in a court of competent jurisdiction to seek a Temporary Restraining Order and/or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.

25. Change of Control.

a. Except as set forth in Paragraph 25.b, 25.c or 25.g below, in the event of a “change of control” all unvested equity-based compensation held by you shall remain unvested and shall continue to vest in accordance with its terms, without regard to the occurrence of the change of control; provided, however, that unless provision is made in connection with the change of control for (i) assumption of such outstanding equity-based compensation or (ii) substitution for such equity-based compensation of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the exercise price, if applicable, in each case, that preserve the material terms and conditions of such outstanding equity-based compensation as in effect immediately prior to the change of control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the change of control and transferability of the shares underlying such awards), all such equity-based compensation shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) immediately prior to such change of control, in which case, all outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than the tenth (10th) day following the date of such change of control. Notwithstanding the foregoing, in the event that payment of any amount that would otherwise be paid pursuant to the proviso in the immediately preceding sentence would result in a violation of Section 409A, then your rights to payment of such amount will become vested pursuant to such proviso and the amount of such payment shall be determined as of the change of control, but such amount shall not be paid to you until the earliest time permitted under Section 409A.

b. Except as set forth in Paragraph 25.g below, in the event that, during the 12-month period following a change of control, your employment is terminated by Studio other than for cause or by you for good reason, then notwithstanding any provision of this Agreement or any other agreement between you and Studio, all equity-based compensation held by you shall accelerate vesting (on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and, subject to the other terms and conditions of the grants, remain exercisable for the remainder of the term of the grant. All outstanding restricted stock units (whether subject to time-based or performance-based vesting criteria) will be settled not later than the tenth (10th) day following the date of termination of your employment.

c. Notwithstanding any provision in this Agreement to the contrary, in order to avoid taxes and penalties under Section 409A, in the event that a change of control (as defined in the Prior Agreement) occurs prior to December 31, 2008, provided that you remain employed by Studio until the occurrence of such change of control, all then outstanding Prior Agreement RSUs shall, in accordance with Paragraph 25 of the Prior Agreement, be settled within 10 (ten) days following such change of control; provided, however, that Studio shall withhold from the Shares to be delivered in settlement thereof a number of Shares sufficient to satisfy applicable tax withholding obligations and shall permit you to sell a number of additional Shares sufficient to pay any other marginal income taxes with respect thereto, and all other Shares delivered to you shall be nontransferable until the earliest of (i) December 31, 2011, (ii) the originally scheduled vesting date of the applicable restricted stock units, (iii) the 30th day following the date of your death or (iv) the date that the vesting of such restricted stock units otherwise would have accelerated in accordance with this Agreement.

d. Except as set forth in Paragraph 25.g below, for purposes of this Agreement, “change of control” shall mean the occurrence of any of the following events:

(i) during any period of fourteen (14) consecutive calendar months, individuals who were directors of Studio on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors of Studio (the “Board”); provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by Studio’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”), in each case other than the management of Studio, the Board or the holders of Studio’s Class B common stock par value $0.01;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) Studio or (y) any of its Subsidiaries, but in the case of this clause (y) only if Studio Voting Securities (as defined below) are issued or issuable (each of the events referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of Studio to an entity that is not an Affiliate (a “Sale”), in each such case, if such Reorganization or Sale requires the approval of Studio’s stockholders under the law of Studio’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of Studio in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the securities eligible to vote for the election of the Board (“Studio Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from such Reorganization or Sale (including, without limitation, a corporation that as a result of such transaction owns Studio or all or substantially all Studio’s assets either directly or through one or more subsidiaries) (the “Continuing Corporation”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Studio Voting Securities (excluding any outstanding voting securities of the Continuing Corporation that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Reorganization or Sale other than Studio), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Corporation or any corporation controlled by the Continuing Corporation, (y) Jeffrey Katzenberg and (z) David Geffen) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities of the Continuing Corporation and (3) at least 50% of the members of the board of directors of the Continuing Corporation were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;

(iii) the stockholders of Studio approve a plan of complete liquidation or dissolution of Studio; or

(iv) any Person, corporation or other entity or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than (A) Studio, (B) any trustee or other fiduciary holding securities under an employee benefit plan of Studio or an Affiliate or (C) any company owned, directly or indirectly, by the stockholders of Studio in substantially the same proportions as their ownership of the voting power of Studio Voting Securities) becomes the beneficial owner, directly or indirectly, of securities of Studio representing 40% or more of the combined voting power of Studio Voting Securities but only if the percentage so owned exceeds the aggregate percentage of the combined voting power of

Studio Voting Securities then owned, directly or indirectly, by Jeffrey Katzenberg and David Geffen; provided, however, that for purposes of this subparagraph (iv), the following acquisitions shall not constitute a change of control: (x) any acquisition directly from Studio or (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Studio or an Affiliate.

e. In the event that it is determined that any payment (other than the Gross-Up Payments provided for in this Paragraph 25.e) or distribution by Studio or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto), by reason of being considered “contingent on a change in the ownership or effective control” of Studio, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then subject to Paragraphs 25.f and 25.g, you will be entitled to receive (or have paid to the applicable taxing authority on your behalf) an additional payment or payments (collectively, a “Gross-Up Payment”). Any Gross-Up Payment that you become entitled to pursuant to this Paragraph 25.e will be paid to you (or to the applicable taxing authority on your behalf) as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid. The Gross-Up Payment will be in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, you retain (or receive the benefit of a payment to the applicable taxing authority of) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, you will be considered to pay (i) federal income taxes at the highest generally applicable rate (plus any applicable Excise Tax) in effect in the year in which the Gross-Up Payment will be made and (ii) state and local income taxes at the highest generally applicable rate (plus any applicable Excise Tax) in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

f. Notwithstanding any provision of the foregoing Paragraph 25.e but subject to Paragraph 25.g, if it shall be determined (by the reasonable computation by a nationally recognized certified public accounting firm that shall be selected by Studio (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to you) that the aggregate amount of the payments, distributions, benefits and entitlements of any type payable by Studio or any affiliate to or for your benefit (including any payment, distribution, benefit or entitlement made by any person or entity effecting a change of control), in each case, that could be considered “parachute payments” within the meaning of Section 280G of the Code (such payments, the “Parachute

Payments”) that, but for this Paragraph 25.f, would be payable to you, does not exceed 110% of the greatest amount of Parachute Payments that could be paid to you without giving rise to any liability for the Excise Tax in connection therewith (such greatest amount, the “Floor Amount”), then: (A) no Gross-Up Payment shall be made to you; and (B) the aggregate amount of Parachute Payments payable to you shall be reduced (but not below the Floor Amount) to the largest amount which would both (1) not cause any Excise Tax to be payable by you, and (2) not cause any portion of the Parachute Payments to become nondeductible by reason of Section 280G of the Code (or any successor provision). You shall be permitted to provide Studio with written notice specifying which of the Parachute Payments will be subject to reduction or elimination; provided, however, that to the extent that your ability to exercise such authority would cause any Parachute Payment to become subject to any taxes or penalties pursuant to Section 409A, or if you do not provide Studio with any such written notice, Studio shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Accountant’s determination. Except as set forth in the preceding sentence, any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

g. If, (i) at the time of a change of control (within the meaning of either Paragraph 25.d or this Paragraph 25.g) or (ii) upon the occurrence of a change in the ownership or effective control of Studio or a change in the ownership of a substantial portion of Studio’s assets (within the meaning of Section 280G of the Code), any other executive officer of Studio has an employment agreement that provides for (A) in the case of the foregoing clause (i), (1) accelerated vesting of equity compensation awards on terms that are more favorable to such executive officer than Paragraphs 25.a and 25.b, (2) a definition of “change of control” that is more favorable to such executive officer than the definition set forth in Paragraph 25.d or (3) a period of protection following a change of control during which enhanced severance will be paid if the executive officer is terminated during such period that is longer than the 12-month period set forth in the definition of Continuation Period (as defined in Paragraph 12), or (B) in the case of the foregoing clause (ii), a gross-up for the excise tax imposed by Section 4999 of the Code on terms that are more favorable to such executive officer than Paragraphs 25.e and 25.f, then, in each case, notwithstanding any provision of this Paragraph 25 to the contrary, you shall be entitled to the more favorable terms applicable to such executive officer.

26. Miscellaneous. You agree that Studio may deduct and withhold from your compensation hereunder the amounts required to be deducted and withheld under the provisions of the Federal and California Income Tax Acts, Federal Insurance Contributions Act, California Unemployment Insurance Act, any and all amendments thereto, and other statutes heretofore or hereafter enacted requiring the withholding of compensation. All of Studio’s obligations in this Agreement are expressly conditioned upon you completing and delivering to Studio an Employment Eligibility Form (“Form I-9”) (in form satisfactory to Studio) and in connection therewith, you submitting to Studio original documentation demonstrating your employment eligibility.

27. Section 409A.

a. It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

b. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Studio or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to Studio or any of it affiliates.

c. If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Studio from time to time) and (ii) Studio shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Studio (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, together with interest credited at the Applicable Federal Rate in effect as of the date of your termination of employment, on the first business day after such six-month period.

d. Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Studio reserves the right to make amendments to any Company Plan as Studio deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as provided in Paragraph 25.e of this Agreement, you are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither Studio nor any affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

e. For purposes of Section 409A, each of (i) the installments at a rate equal to 50% of your Base Salary, as provided in Paragraph 9, and (ii) the installments of continued Base Salary, as provided in Paragraphs 10 and 12, will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

If the foregoing correctly sets forth your understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Roger Enrico
Its:	Chairman

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Lew Coleman
LEW COLEMAN

EXHIBIT A

Northrup Grumman Corporation

Diversified Credit Investment